UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2016
PepsiCo, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Anderson Hill Road
Purchase, New York 10577
(Address of principal executive offices)
Registrant’s telephone number, including area code: (914) 253-2000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2016, the Board of Directors (the “Board”) of PepsiCo, Inc. (“PepsiCo”) elected Darren Walker as an independent member of the Board, effective September 21, 2016. Mr. Walker will serve on the Audit Committee of the Board, effective September 21, 2016.
Mr. Walker, 56, has served as President of the Ford Foundation, a philanthropic organization, since 2013 and as Vice President for Education, Creativity and Free Expression from 2010 to 2013. Prior to the Ford Foundation, Mr. Walker joined the Rockefeller Foundation in 2002 and served as a Vice President responsible for foundation initiatives from 2005 to 2010. From 1995 to 2002, he was the Chief Operating Officer of Abyssinian Development Corporation, a community development organization in Harlem in New York City.
Upon joining the Board on September 21, 2016, Mr. Walker will be entitled to receive compensation for new non-employee directors under PepsiCo’s non-employee director compensation program. Under this program, Mr. Walker will receive, on September 21, 2016, an initial stock award of 1,000 shares of PepsiCo Common Stock. In addition, Mr. Walker is entitled to an annual cash retainer of $110,000, with the first prorated semi-annual payment of $18,333 to be made in December 2016, and an annual equity retainer of $165,000 provided in phantom stock units of PepsiCo Common stock, expected to be granted on October 1, 2016, consistent with the non-employee director compensation program. Each phantom stock unit is intended to be the economic equivalent of a share of PepsiCo Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPSICO, INC.

Date: August 24, 2016	By:	/s/ Cynthia Nastanski
	Name:	Cynthia Nastanski
	Title:	Senior Vice President, Corporate Law and Deputy Corporate Secretary